Exhibit 99.01
CARDIOGENESIS ANNOUNCES THE ADDITION OF GREGORY D. WALLER
TO BOARD OF DIRECTORS
IRVINE, Calif., April 4, 2007/PRNewswire-FirstCall / — Cardiogenesis Corporation (OTC: CGCP), a leading developer of surgical products and accessories used in angina-relieving procedures, today announced the addition of Gregory D. Waller of Tustin, California as a member of the Company’s Board of Directors, increasing board membership to four.
Gregory D. Waller, 57, has over 33 years experience in various financial and operational capacities in the U.S. and overseas. Mr. Waller served as Vice President-Finance, Chief Financial Officer and Treasurer of Sybron Dental Specialties, Inc., a manufacturer and marketer of consumable dental products, from August 1993 to May 2005 and was formerly the Vice President and Treasurer of Kerr, Ormco and Metrex. Mr. Waller joined Ormco in December 1980 as Vice President and Controller and served as Vice President of Kerr European Operations from July 1989 to August 1993. Mr. Waller began his career with American Hospital Supply Corporation, in the Harleco and McGaw Divisions before transferring to the Ormco Division, which was subsequently acquired by Sybron. Mr. Waller received both a BA in political science and an MBA with a concentration in accounting from California State University at Fullerton.
Mr. Waller also currently serves as a member on the Board of Directors and as the audit committee chairman for publicly traded Clarient Inc., Endologix Inc. and SenoRx Inc., as well as for privately held Alsius Corporation, and Vivometrics, Inc.
Richard P. Lanigan, the Company’s President commented, “We are excited to have someone with Greg’s depth and breadth of medical device financial and operating expertise join our board. Greg’s experience as a CFO and audit committee chairman will add strong financial and corporate governance leadership to our board.”
About Cardiogenesis Corporation
Cardiogenesis is a medical device company specializing in the treatment of cardiovascular disease and is a leader in devices that stimulate cardiac angiogenesis. The Company’s market leading Holmium:YAG laser system and disposable fiber-optic accessories are used to perform a FDA-cleared surgical procedure known as Transmyocardial Revascularization (TMR) to treat patients suffering from angina. Surgical products and accessories for the Cardiogenesis TMR procedure, which are marketed in the U.S. and around the world, have been shown to reduce angina and improve the quality of life in patients with coronary artery disease. Surgical products and accessories for the Company’s minimally invasive Percutaneous Myocardial Channeling (PMC) procedure are currently being marketed in Europe and other international markets.
For more information on the Company and its products, please visit the Cardiogenesis company website at http://www.cardiogenesis.com or the direct to patient website at http://www.heartofnewlife.com.

With the exception of historical information, the statements set forth above include forward-looking statements. Any forward-looking statements in this news release related to the Company’s sales, profitability, the adoption of its technology and products and FDA clearances are based on current expectations and beliefs and are subject to numerous risks and uncertainties, many of which are outside the Company’s control, that could cause actual results to differ materially. Factors that could affect the accuracy of these forward-looking statements include, but are not limited to: any inability by the Company to sustain profitable operations or obtain additional financing on favorable terms if and when needed; any failure to obtain required regulatory approvals; failure of the medical community to expand its acceptance of TMR or PMC procedures; possible adverse governmental rulings or regulations, including any FDA regulations or rulings; the Company’s ability to comply with international and domestic regulatory requirements; possible adverse Medicare or other third-party reimbursement policies or adverse changes in those policies; any inability by the Company to ship product on a timely basis; the Company’s ability to manage its growth; adverse economic developments that could adversely affect the market for our products or our ability to raise needed financing; actions by our competitors; restrictions contained in our convertible debt obligations requiring the issuance of shares rather than repayment in cash; and the Company’s ability to protect its intellectual property. Other factors that could cause Cardiogenesis’ actual results to differ materially are discussed in the “Risk Factors” section of the Company’s Annual Report on Form 10-KSB for the year ended December 31, 2006 and the Company’s other recent SEC filings. The Company disclaims any obligation to update any forward-looking statements as a result of developments occurring after the date of this press release.